Exhibit 99.1

160 CASSELL ROAD BOX 144 HARLEYSVILLE, PA 19438 (215) 723-6751 FAX (215) 723-6758 TRADED: NYSE SYMBOL: MPR	NEWS RELEASE

date:	May 20, 2003
for release:	Immediate
contact:	Raymond J. De Hont, President and Chief Executive Officer

Met-Pro Corporation Announces Its Sales and Earnings
Results for the First Quarter Ended 4/30/2003

• 5% Sales Increase Over 1st Quarter Last Year
• Quarterly Net Income Increases 12% Over Last Year
• Cash Flows from Operating Activities Increase 160%
• Quarterly Bookings Increase 20% Over Last Year
• Backlog of Orders Increase 22% Over Same Period Last Year

Harleysville, PA, May 20 - Raymond J. De Hont, President and Chief Executive Officer of Met-Pro Corporation (NYSE - "MPR"), today announced sales and earnings per share for the first quarter ended April 30, 2003.

Sales for the first quarter were $17.0 million, which was 5% above last year´s first quarter sales of $16.2 million.

Net income for the first quarter ended April 30, 2003 totaled $1.4 million compared to $1.2 million for the same quarter of last year, an increase of 12%. This increase was due to higher gross margins enjoyed in the Company´s Product Recovery/Pollution Control Equipment segment combined with continuing cost reductions in both segments.

Basic and diluted earnings per share were up $.02 to $.22, an increase of 10% over the $.20 earned during last year´s first quarter.

Cash flows from operating activities increased to $2.4 million, a 160% increase over the $0.9 million reported in the first quarter ended April 30, 2002. Cash flows from operating activities per share for the first quarter increased $.24 to $.39, up 160% over the $.15 earned during the first quarter ended April 30, 2002.

Bookings of new orders for the first quarter ended April 30, 2003 totaled $18.7 million compared to $15.6 million for the same period of last year, or an increase of 20%.

This increase in bookings resulted in a 22% increase in the backlog of booked and unbooked orders awaiting drawing approval to $17.4 million compared to $14.3 million for the first quarter ended April 30, 2002. A high percentage of this backlog is scheduled to be shipped during the current fiscal year.

In making this announcement, De Hont stated, “while it is difficult to predict the future of the economy, the first quarter results continue to demonstrate and reinforce our confidence in the ability of our employees and our products to successfully compete during difficult times. As a result of our continuing cost cutting efforts, we are well positioned to deliver higher earnings as our sales increase”.

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a manufacturer of air and water pollution control systems; fume scrubbers and odor control equipment; fluid handling equipment for corrosive, abrasive and high temperature liquids; filter products for drinking water, industrial and custom applications; wet and dry particulate dust collectors; specialty chemicals for controlling corrosion and reducing lead/copper in public drinking water; and state-of-the-art fans for laboratory and clean room applications.

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Met-Pro Corporation/Page 2

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	April 30,
	2003	2002

Net sales	$17,002,269	$16,193,880
Cost of goods sold	10,767,302	10,665,049

Gross profit	6,234,967	5,528,831

Operating expenses
Selling	1,919,048	1,774,824
General and administrative	2,218,317	1,824,129

Income from operations	2,097,602	1,929,878

Interest expense	(116,078)	(120,994)
Other income, net	64,063	66,318

Income before taxes	2,045,587	1,875,202

Provision for taxes	695,499	675,074

Net income	$1,350,088	$1,200,128

Basic earnings per share	$.22	$.20
Diluted earnings per share	$.22	$.20

Average common shares outstanding:
Basic shares	6,216,369	6,085,306
Diluted shares	6,251,535	6,136,370

Condensed Consolidated Balance Sheet
(unaudited)

	April 30,	January 31,
	2003	2003

Assets
Current assets	$43,545,051	$40,631,745
Property, plant and equipment, net	11,921,353	11,950,422
Costs in excess of net assets of business acquired, net	20,798,913	20,798,913
Other assets	356,530	373,591

Total assets	$76,621,847	$73,754,671

Liabilities and stockholders’ equity
Current liabilities	$11,991,983	$9,750, 309
Long-term debt	6,826,567	7,111,995
Other liabilities	841,940	846,482

Total liabilities	19,660,490	17,708,786

Stockholders’ equity	56,961,357	56,045,885

Total liabilities and stockholders’ equity	$76,621,847	$73,754,671

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended April 30,
	2003	2002

Net sales
Product recovery/pollution control equipment	$11,451,879	$10,309,621
Fluid handling equipment	5,550,390	5,884,259

	$17,002,269	$16,193,880

Income from operations
Product recovery/pollution control equipment	$1,524,294	$1,243,500
Fluid handling equipment	573,308	686,378

	$2,097,602	$1,929,878

	April 30,	January 31,
	2003	2003

Identifiable assets
Product recovery/pollution control equipment	$42,850,571	$41,396,626
Fluid handling equipment	18,296,013	18,417,187

	61,146,584	59,813,813
Corporate	15,475,263	13,940,858

	$76,621,847	$73,754,671

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to the cancellation of purchase orders, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Contact:	Raymond J. De Hont, President and Chief Executive Officer
215-723-6751, Fax: 215-723-6758
E-mail:mpr@met-pro.com